Exhibit 21

Name	Jurisdiction
Priority Fulfillment Services, Inc.	Delaware
Priority Fulfillment Services of Canada, Inc.	Ontario
PFSweb BV SPRL	Belgium
PFSweb Bulgaria EOOD	Bulgaria
PFSweb GmbH	Germany
PFSweb Global Services Private Limited	India
Business Supplies Distributors Holdings, LLC	Delaware
Supplies Distributors, Inc.	Delaware
Supplies Distributors of Canada, Inc.	Ontario
Supplies Distributors S.A.	Belgium
PFSweb Retail Connect, Inc.,	Delaware
LiveAreaLabs, Inc.	Washington
REV Solutions Inc.	Delaware
REVTECH Solutions India Private Limited	India
CrossView, Inc.	Delaware
Moda Superbe Limited	United Kingdom